Exhibit 99.1

ADMINISTAFF ANNOUNCES FULL YEAR
AND FOURTH QUARTER 2004 RESULTS
Unit growth accelerates to 10% by year-end

HOUSTON - Feb. 16, 2005 - Administaff, Inc. (NYSE: ASF), the nation’s leading Professional Employer Organization (PEO), today announced results for the full year and fourth quarter 2004. For the year ended Dec. 31, 2004, the company reported net income and diluted net earnings per share from continuing operations of $19.2 million and $0.72, versus $15.0 million and $0.55 for the same period in 2003. The 2004 results include proceeds from the Aetna settlement of $8.25 million, or $5.2 million and $0.19 per share after taxes.

From its continuing operations, the company reported fourth quarter net income and diluted earnings per share of $3.5 million and $0.14, versus $8.8 million and $0.32 in the 2003 period. Quarter-over-quarter results for 2004 and 2003 are not comparable due to a contractual change with clients allowing the company to invoice its comprehensive service fee at a higher rate earlier in the year to more closely reflect the annual pattern of employer-related payroll tax costs. Beginning in 2004, substantially all of the company’s client base was invoiced in accordance with this contractual change, compared to only 20% in 2003. Prior to 2004, the company’s earnings pattern included losses in the first quarter, followed by improved profitability in subsequent quarters throughout the year.

“We are pleased with the success of our fall campaign selling and retention efforts, which resulted in 81,426 paid worksite employees in December, an increase of 10% over December 2003,” said Paul J. Sarvadi, Administaff chairman and chief executive officer. “Achieving our stated goal of double-digit unit growth by year end lays a strong foundation for growth and profitability in 2005.”

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Administaff, Inc.

Full Year Results

For the year ended Dec. 31, 2004, revenues increased 8.8% to $969.5 million, primarily due to a 4.9% increase in revenues per worksite employee per month and a 3.9% increase in the number of worksite employees paid.

Gross profit increased slightly to $197.7 million, as the 3.9% increase in the number of worksite employees paid offset a decline in the average monthly gross profit per worksite employee, from $219 in the 2003 period to $211 in the 2004 period. This expected decrease in gross profit per worksite employee per month was reflective of the company’s decision to moderate healthcare allocation increases in our comprehensive service fee, relative to expected cost increases over the last half of 2003 and first half of 2004. As a result, revenue per worksite employee per month increased by 4.9%, while direct costs per worksite employee per month increased by 7.3%.

Operating expenses increased 1.6% over the 2003 period to $175.6 million. On a per worksite employee per month basis, operating expenses decreased 2.1% to $188 compared to $192 in the 2003 period.

Operating income for the year ended Dec. 31, 2004 decreased 8.8% to $22.1 million compared to $24.3 million in the 2003 period, with an average monthly operating income per worksite employee of $24 in 2004 compared to $27 in 2003.

“We are confident in our ability to fund future double-digit unit growth and continue our share repurchase and dividend programs,” said Douglas S. Sharp, vice president of finance and chief financial officer. “We have generated EBITDA in excess of $40 million in each of the past two years and ended 2004 with working capital of $47.5 million, even after share repurchases of $17 million.”

Fourth Quarter Results

Revenues for the fourth quarter of 2004 increased 9.0% over the 2003 period to $248.7 million. This increase was due to an 8.9% increase in the average number of worksite employees paid per month, while revenues per worksite employee per month remained constant.

Gross profit for the fourth quarter was $51.4 million, with an average gross profit per worksite employee per month of $212. Gross profit and gross profit per worksite employee per month were $57.7 million and $259 in the 2003 period. The 2004 and 2003 results are not comparable due to the invoicing changes referenced above and a payroll tax accrual of $5.6 million in the 2003 period resulting from the receipt of an unemployment tax assessment from the State of California.

Operating expenses for the quarter increased from $43.4 million in the 2003 period to $46.1 million in the 2004 period. This increase was due primarily to a $1.8 million increase in marketing and advertising costs associated with the launch of the company’s new brand identity, which included the inaugural Administaff Small Business Classic professional golf tournament. In addition, in 2004 corporate salaries and wages increased $1.3 million over 2003, due primarily to lower capitalized software development costs in 2004 and a 2.5% increase in average pay. On a per worksite employee per month basis, operating expenses decreased 2.6% to $190 in the 2004 period from $195 in the 2003 period. This decrease was due to the 8.9% increase in the average number of worksite employees paid per month, offset by the increases referenced above.

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Administaff, Inc.

Business Outlook

Administaff also provided its outlook for the first quarter and full year 2005.
	First Quarter	Full Year
Average worksite employees paid per month	83,000 - 83,250	86,000 - 87,000
Gross profit per worksite employee per month	$202 - $204	$200 - $204
Operating expenses (in millions) (1)	$45.75 - $46.25	$183.0 - $185.0(2)
Net interest income (in millions)	$0.4 - $0.5	$1.6 - $2.0
Effective income tax rate	38.3%	38.3%
Average outstanding shares (in millions)	26.6	26.6

(1)	Includes $250,000 and $2.2 million in stock-based compensation expense, in the first quarter and full year, respectively.
(2)	The high end of the full year operating expense range assumes a higher accrual for incentive compensation based upon achieving higher unit growth and gross profit goals.

Administaff will be hosting a conference call today at 10 a.m. ET to discuss these results, give guidance for the first quarter and full year 2005, and answer questions from investment analysts. To listen in, call 800-599-9795 and use passcode 64708872. The call will also be webcast at http://www.administaff.com. To access the webcast, click on the Investor Relations section of the website and select “Live Webcast.” The conference call script will be available at the same website later today. A replay of the conference call will be available at 888-286-8010, passcode 33806037, for two weeks after the call. The webcast will be archived for one year.

Administaff is a leading personnel management company that serves as a full-service human resources department for small and medium-sized businesses throughout the United States. The company operates 38 sales offices in 21 major markets. For additional information, visit Administaff’s Web site at http://www.administaff.com.

(Note: The statements contained in this press release that are not historical facts, including those that are identified with the words “outlook,” “plan,” “expect,” “predict,” “appears,” “indicator” and similar words, are forward-looking statements that involve a number of risks and uncertainties. Therefore, the actual results of future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are the factors cited above as challenges and concerns and: (i) changes in general economic conditions; (ii) regulatory and tax developments, including possible adverse application of various federal, state and local regulations; (iii) changes in Administaff’s direct costs and operating expenses, including, but not limited to, increases in health insurance and workers’ compensation premiums and underlying claims trends, state unemployment tax rates, liabilities for employee and client actions or payroll-related claims, changes in the costs of expanding into new markets, and failure to manage growth of Administaff’s operations; (iv) the effectiveness of Administaff’s retirement services operation; (v) changes in the competitive environment in the Professional Employer Organization industry; (vi) Administaff’s liability for worksite employee payroll and benefits costs; and (vii) an adverse final judgment or settlement of claims against Administaff. These factors are described in further detail in Administaff’s filings with the Securities and Exchange Commission.)

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Administaff, Inc.

Administaff, Inc.
Summary Financial Information
(in thousands, except per share amounts and statistical data)

	December 31,
	2004	2003
Assets
Cash and cash equivalents	$81,740	$104,728
Restricted cash	18,511	4,584
Marketable securities	27,950	23,989
Accounts receivable	67,210	61,744
Prepaid expenses and other current assets	18,409	30,022
Income taxes receivable	489	—
Deferred income taxes	—	3,423
Total current assets	214,309	228,490

Property and equipment	163,449	160,993
Accumulated depreciation	(94,392)	(82,224)
Net property and equipment	69,057	78,769

Deposits	70,593	39,671
Other assets	679	1,141
Total assets	$354,638	$348,071

Liabilities and Stockholders’ Equity
Accounts payable	$2,380	$4,319
Payroll taxes and other payroll deductions payable	64,471	65,310
Accrued worksite employee payroll expense	59,277	65,503
Accrued health insurance costs	1,991	6,559
Accrued workers’ compensation costs	19,349	5,489
Other accrued liabilities	17,461	15,898
Income taxes payable	—	7,520
Deferred income taxes	231	—
Current portion of long-term debt	1,649	1,860
Total current liabilities	166,809	172,458

Long-term debt	34,890	40,502
Accrued workers’ compensation costs	22,912	7,417
Deferred income taxes	3,498	5,060
Total noncurrent liabilities	61,300	52,979

Stockholders’ equity:
Common stock	309	309
Additional paid-in capital	101,623	101,681
Treasury stock, cost	(63,925)	(48,795)
Accumulated other comprehensive income, net of tax	(127)	—
Retained earnings	88,649	69,439
Total stockholders’ equity	126,529	122,634
Total liabilities and stockholders’ equity	$354,638	$348,071

Administaff, Inc.

Administaff, Inc.
Summary Financial Information (continued)
(in thousands, except per share amounts and statistical data)

	Three months ended December 31,			Year ended December 31,
	2004	2003	Change	2004	2003	Change
Operating results:
Revenues (gross billings of $1.515 billion, $1.314 billion, $5.377 billion and $4.829 billion, less worksite employee payroll cost of $1.266 million, $1.086 million, $4.407 billion and $3.938 billion, respectively)	$248,723	$228,265	9.0%	$969,527	$890,859	8.8%
Direct costs:
Payroll taxes, benefits and workers’ compensation costs	197,280	170,540	15.7%	771,833	693,754	11.3%
Gross profit	51,443	57,725	(10.9)%	197,694	197,105	0.3%
Operating expenses:
Salaries, wages and payroll taxes	23,137	21,880	5.7%	88,298	82,802	6.6%
General and administrative expenses	12,280	11,997	2.4%	49,283	50,033	(1.5)%
Commissions	2,568	2,526	1.7%	10,447	10,656	(2.0)%
Advertising	4,066	2,288	77.7%	10,021	8,581	16.8%
Depreciation and amortization	4,017	4,717	(14.8)%	17,514	20,759	(15.6)%
	46,068	43,408	6.1%	175,563	172,831	1.6%
Operating income	5,375	14,317	(62.5)%	22,131	24,274	(8.8)%
Other income (expense):
Interest income	829	737	12.5%	2,449	1,910	28.2%
Interest expense	(527)	(508)	3.7%	(2,093)	(2,176)	(3.8)%
Other, net	—	(18)	(100.0)%	8,249	462	—
	302	211	43.1%	8,605	196	—
Income before income taxes	5,677	14,528	(60.9)%	30,736	24,470	25.6%
Income tax expense	2,128	5,738	(62.9)%	11,526	9,485	21.5%
Net income from continuing operations	$3,549	$8,790	(59.6)%	$19,210	$14,985	28.2%
Discontinued operations:
Loss from discontinued operations	—	(1,161)	—	—	(3,264)	—
Income tax expense (benefit)	—	(407)	—	—	(1,143)	—
Net loss from discontinued operations	—	(754)	—	—	(2,121)	—
Net income	$3,549	$8,036	(55.8)%	$19,210	$12,864	49.3%
Diluted net income per share of common stock:
Income from continuing operations	$0.14	$0.32	(56.3)%	$0.72	$0.55	30.9%
Loss from discontinued operations	$—	$(0.03)	—	$—	$(0.08)
Diluted net income per share of common stock	$0.14	$0.29	(51.7)%	$0.72	$0.47	53.2%
Diluted weighted average common shares outstanding	26,099	27,444		26,859	27,253

Administaff, Inc.

Administaff, Inc.
Summary Financial Information (continued)
(in thousands, except per share amounts and statistical data)

	Three months ended			Year ended
	December 31,			December 31,
	2004	2003	Change	2004	2003	Change

Statistical data:
Average number of worksite employees paid per month	80,926	74,332	8.9%	77,936	75,036	3.9%
Revenues per worksite employee per month(1)	$1,024	$1,024	—	$1,037	$989	4.9%
Gross profit per worksite employee per month	212	259	(18.1)%	211	219	(3.7)%
Operating expenses per worksite employee per month	190	195	(2.6)%	188	192	(2.1)%
Operating income per worksite employee per month	22	64	(65.6)%	24	27	(11.1)%
Net income from continuing operations per worksite employee per month	15	39	(61.5)%	21	17	23.5%

(1) Gross billings of $6,241, $5,893, $5,749 and $5,363 per worksite employee per month less payroll cost of $5,217, $4,869, $4,712 and $4,373 per worksite employee per month, respectively.

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Administaff, Inc.

Administaff, Inc.
Summary Financial Information (continued)
(in thousands, except per share amounts and statistical data)
(Unaudited)

GAAP to Non-GAAP Reconciliation Tables

	Three months ended			Year ended
	December 31,			December 31,
	2004	2003	Change	2004	2003	Change

Payroll cost (GAAP)	$1,266,466	$1,085,805	16.6%	$4,407,063	$3,938,021	11.9%
Less: Bonus payroll cost	179,463	164,364	9.2%	392,909	330,903	18.7%
Non-bonus payroll cost	$1,087,003	$921,441	18.0%	$4,014,154	$3,607,118	11.3%

Payroll cost per worksite employee (GAAP)	$5,217	$4,869	7.1%	$4,712	$4,373	7.8%
Less: Bonus payroll cost per worksite employee	740	737	0.4%	420	367	14.4%
Non-bonus payroll cost per worksite employee	$4,477	$4,132	8.3%	$4,292	$4,006	7.1%

Non-bonus payroll cost represents payroll cost excluding the impact of bonus payrolls paid to the company’s worksite employees. Bonus payroll cost varies from period to period, but has no direct impact to the company’s ultimate workers’ compensation costs under the current program. As a result, Administaff management refers to non-bonus payroll cost in analyzing, reporting and forecasting the company’s workers’ compensation costs.

	Year ended December 31,
	2004	2003

Net income (GAAP)	$19,210	$14,985
Interest expense	2,093	2,176
Income tax expense	11,526	9,485
Depreciation and amortization	17,514	20,759
EBITDA	$50,343	$47,405
Aetna settlement	(8,250)	—
Adjusted EBITDA	$42,093	$47,405

EBITDA represents net income; computed in accordance with generally accepted accounting principles (“GAAP”), plus interest expense, income tax expense, depreciation and amortization expense. Administaff management believes EBITDA is often a useful measure of the company’s operating performance, as it allows for additional analysis of the company’s operating results separate from the impact of taxes and capital and financing transactions on earnings.

Non-bonus payroll and EBITDA are not financial measures prepared in accordance with GAAP and may be different from similar measures used by other companies. Non-bonus payroll and

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Administaff, Inc.

EBITDA should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. Administaff includes non-bonus payroll and EBITDA in this press release because the company believes they are useful to investors in allowing for greater transparency related to the costs incurred under the company’s workers’ compensation program and the company’s operating performance during the periods presented. Investors are encouraged to review the reconciliation of the non-GAAP financial measures used in this press release to their most directly comparable GAAP financial measures as provided in the tables above.

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